UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: November 12, 2005

(Date of earliest event reported)

GSI COMMERCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-16611	04-2958132
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

935 First Avenue, King of Prussia, PA 19406

(Address of principal executive offices and zip code)

(610) 265-3229

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 12, 2005, GSI Commerce, Inc. (the “Company”) concluded, after discussions between the Audit Committee of the Board of Directors of the Registrant and management, that the Company’s consolidated financial statements for fiscal 2004, 2003 and 2002, and the Company’s interim financial statement for the first two quarters of fiscal 2005, and the first three quarters of fiscal 2004 will be restated.

During August 2005, the Company became aware of potential discrepancies related to vendor and other credits recorded in fiscal year ended January 1, 2005. Management informed the Audit Committee about the discrepancies, and the Audit Committee commenced an independent investigation into these matters. As a result of the investigation, which is now concluded, the Company identified $91,000 of credits recorded in fiscal year ended January 1, 2005 that should have been recorded in fiscal year ending December 31, 2005. In addition, the Company separately had identified errors relating to the reconciliation of accounts payable and a misinterpretation of a service fee contract. In connection with the restatement for these errors, the Company also corrected errors identified as of the end of fiscal 2004 relating to the reversal of an accrual for marketing expenses and certain other items.

The Company also identified an error in the presentation of unpaid acquisitions of property and equipment at the end of each reporting period within the statements of cash flows. Previously, unpaid amounts for property additions were reported as a component of changes in operating assets and liabilities and acquisition of property and equipment. Such unpaid amounts should have been reported as a non-cash investing activity.

As a result of the Company’s determination to restate, such financial statements and the related reports of the independent registered public accounting firm should no longer be relied upon. The Company will file as soon as reasonably practicable a Form 10-K/A Amendment No. 3 (“Form 10-K/A”) for the fiscal 2004. The Company will file contemporaneously with the Form 10-K/A, Forms 10-Q/A for the first and second quarter of fiscal 2005.

The Company’s management and the Audit Committee each discussed the matters disclosed in this filing with Deloitte & Touche LLP, its independent registered public accounting firm.

The impact of the restatement on net income (loss) is summarized as follows:

•	Fiscal 2004: Previously reported net income of $0.3 million is restated to a net loss of $0.3 million.

•	Fiscal 2003: Previously reported net loss of $12.1 million is restated to a net loss of $11.9 million.

•	Fiscal 2002: Previously reported net loss of $33.8 million is unchanged.

•	Six-months ended July 2, 2005: Previously reported net loss of $4.45 million is restated to a net loss of $4.50 million.

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•	Six-months ended July 3, 2004: Previously reported net loss of $7.2 million is restated to a net loss of $7.3 million.

•	Second quarter of fiscal 2005: Previously reported net loss of $2.8 million is restated to a net loss of $2.9 million.

•	Second quarter of fiscal 2004: Previously reported net loss of $3.1 million is unchanged.

•	First quarter of fiscal 2005: Previously reported net loss of $1.7 million is restated to a net loss of $1.6 million.

•	First quarter of fiscal 2004: Previously reported net loss of $4.0 million is restated to a net loss of $4.2 million.

We previously relied on a systemic report to support the amount of our accounts payable reflected in our general ledger. In the third quarter of fiscal 2005, management determined that this systemic report was defective and could no longer be relied on. As a result of this accounts payable report and the error in the presentation of unpaid acquisition of property and equipment within the statements of cash flows, management has re-evaluated the effectiveness of its internal control over financial reporting as of January 1, 2005. Management has determined that the defective systemic report and errors in the statements of cash flows referenced above indicates material weaknesses in internal controls over financial reporting. A material weakness in internal controls is a significant deficiency, or combination of significant deficiencies, that result in more than a remote likelihood that a material misstatement of the financial statements would not be prevented or detected on a timely basis.

Our management, with the participation of our chief executive officer and our chief financial officer, re-evaluated the effectiveness of our disclosure controls and procedures, as such term is defined in Exchange Act Rule 13a-15(e) as of January 1, 2005. Based on this evaluation, our chief executive officer and our chief financial officer have concluded that, as of January 1, 2005, taking into account the restatement referred to above, our disclosure controls and procedures were not effective in reaching a reasonable level of assurance that management was timely alerted to material information relating to us during the period when our periodic reports are being prepared.

All estimates contained in this Form 8-K are subject to change as the Registrant completes the preparation of its restated financial statements. All statements made in this Form 8-K other than statements of historical fact are forward-looking statements. The words “expect,” “will,” and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the Registrant’s business and the industries and markets in which the Registrant operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, including the timing, completion and results of the Registrant’s restatements, reviews and audits, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. The Registrant expressly disclaims any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by the Registrant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSI COMMERCE, INC.

By:	/s/ JORDAN M. COPLAND
Jordan M. Copland Executive Vice President and Chief Financial Officer

Dated: November 15, 2005